Exhibit 99.4

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The registrant acquired the businesses of Austro-Hellenique De Tabac S.A. (Hellas) and Austro-Turk Tutan A.S. (Austro-Turk). Hellas and Austro-Turk have buying, processing and selling operations in Greece and Turkey, respectively.

     These pro forma financial statements reflect a year end of December 31, 1994 for each of the businesses acquired by the registrant and a year end of June 30, 1994 for the registrant. It is impracticable to present these financial statements in the manner required by Rule 11-02(c)(3) of Regulation S-X. The registrant believes that the presentation of the financial statements in the manner required by Rule 11- 02(c)(3) of Regulation S-X would not have a material effect on these pro forma financial statements.

     1. The purchase price of Hellas and Austro-Turk was $13,372,000 for net liabilities of $3,821,000 resulting in an excess of cost over businesses acquired of $17,193,000.

     2. The excess of cost over businesses acquired from the purchase of Hellas and Austro-Turk will be amortized over 10 years, resulting in amortization expense of $1,719,000. Interest expense relating to the notes payable for the purchase was $862,000. The tax benefit resulting from amortization of the excess of cost over businesses acquired and interest expenses on notes payable was $981,000.


                                                    5